UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2011

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California		94597
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2011, Central Garden & Pet Company (the “Company”) issued a press release announcing the appointment of Gus Halas as President and Chief Executive Officer of the Central Operating Companies effective April 18, 2011. Mr. Halas will report to William Brown, the Company’s Chairman and Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to his employment agreement dated April 15, 2011, Mr. Halas will receive an annual salary of $650,000 and will be eligible for an annual bonus targeted at 75% of his base compensation, subject to his and the Company’s performance. In addition, Mr. Halas will receive premium-priced, performance-based stock options for (i) 357,010 shares of the Company’s common stock (“CENT”) with an exercise price of $12.50 per share and (ii) 357,010 shares of CENT with an exercise price of $15.00 per share. The options will vest over five years, subject to the satisfaction of the annual performance targets, and expire six years from the issue date. The agreement may be terminated upon 24 months’ written notice and, in such an event, he would be entitled to nine months of base salary subject to the execution of a general release. The employment agreement also provides for a Post-Employment Consulting Agreement and an Agreement to Protect Confidential Information.

Mr. Halas, age 60, has been a consultant to the Company since 2009. Mr. Halas will serve at the pleasure of the Board of Directors. There was no arrangement or understanding between him and any other person pursuant to which he was to be selected as an officer, and Mr. Halas has no family relationship with any officer or director of the Company.

From 2003 to 2009, Mr. Halas was Chairman, President and CEO of T3 Energy Services, a well control performance services company. He previously served as President and Chief Executive Officer of Clore Automotive and Marley Cooling Tower Company and held senior executive positions with a number of other companies including Ingersoll-Dresser Pump Company and Sulzer Industries.

Item 9.01.	Financial Statements and Exhibits

99.1     Press Release dated April 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ William E. Brown
William E. Brown
Chairman and Chief Executive Officer

Dated: April 21, 2011